EXHIBIT 10.01

AGREEMENT FOR PURCHASE AND SALE

OF

MEMBERSHIP INTEREST

IN

PREMIER BOXBOARD LIMITED LLC

THIS IS AN AGREEMENT FOR PURCHASE AND SALE dated as of July 24, 2008 by and among TEMPLE-INLAND INC., a Delaware corporation (“Temple-Inland”), TIN INC., a Delaware corporation (“TIN”), PBL Acquisition Inc., a Delaware corporation (“Acquisition”), PBL INC., a Delaware corporation (“PBL”), and CARAUSTAR INDUSTRIES, INC., a North Carolina corporation (“Caraustar”).

BACKGROUND STATEMENT

TIN and PBL are the members of Premier Boxboard Limited LLC, a Delaware limited liability company (the “Joint Venture”). In the Joint Venture, PBL owns a 50% Membership Interest (the “PBL Membership Interest”) and TIN owns the remaining 50% Membership Interest. Acquisition is a wholly-owned subsidiary of TIN. PBL is a wholly-owned subsidiary of Caraustar. TIN and Acquisition desire to purchase the entire PBL Membership Interest in the Joint Venture. All capitalized terms used herein that are not otherwise defined shall have the meanings as set forth in that certain Operating Agreement, dated May 6, 1999, by and among TIN and PBL, as amended by Amendment Number 1 to Operating Agreement, dated December 17, 2004, and notice of merger letter from TIN dated December 26, 2006 (the “Operating Agreement”). The parties are entering into this Agreement to set forth the terms and conditions of such transactions and certain related matters.

STATEMENT OF AGREEMENT

In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

Definitions; Interpretation

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Acquisition” is defined in the Preamble to this Agreement.

“Actual Knowledge” used herein in relation to Purchaser means (i) the actual conscious awareness of a particular fact or matter of J. Patrick Maley, III, Jack C. Sweeny and Robert E. Stone, without any duty of investigation and (ii) with respect only to the representations and warranties of Seller and Caraustar in Sections 3.5 and 3.8, the actual conscious awareness of a particular fact or matter, without any duty of investigation, of the following persons: Ron R. Zimbelman, Roger Purrington, William Sprague, Barry Baker and Mike Franklin.

“Affiliate” of any Person means any other Person of which such Person is a shareholder, member, director, officer, manager, partner or employee, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

“Agreement” means this Agreement for Purchase and Sale of Membership Interest, as amended from time to time as provided herein, and all schedules and exhibits to this Agreement.

“Amended Paperboard Supply Agreement” is defined in Section 2.6(a)(viii).

“Ancillary Instrument” means any agreement or instrument contemplated by this Agreement to be delivered by one or more parties to this Agreement.

“BPB Paper Supply Agreement Termination” is defined in Section 2.6(b)(xi).

“Business Day” means any day excluding a Saturday, a Sunday and any other day on which banks are required or authorized to close in New York City.

“Caraustar” is defined in the Preamble to this Agreement.

“CERCLA” is defined in Section 3.13(c).

“Claims Made Policies” is defined in Section 5.8(a).

“Closing” is defined in Section 2.4.

“Closing Date” is defined in Section 2.4.

“Closing Distribution” is defined in Section 5.2.

“Code” means the Internal Revenue Code of 1986, as it may hereafter be amended from time to time, and any successor statute or statutes thereto.

“Containerboard Agreement Termination” is defined in Section 2.6(a)(iv).

“Dispute” is defined in Section 7.6(a).

“Distributable Cash” means Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) plus Available Cash as of the Cash Date less Available Cash as of June 30, 2008. “Available Cash” means the beginning cash balance for the Joint Venture on the Cash Date as reported on the daily bank report from Bank of America, less the daily check clearings for the Cash Date as reported on the daily bank report from Bank of America, less outstanding AP and payroll checks determined as follows: June 30, 2008 outstanding check listing, plus checks issued from July 1 through the Cash Date, less daily check clearings from July 1 through the Cash Date (all as reported on Bank of America reports and Joint Venture check registers). Available Cash as of June 30, 2008 is agreed to be Five Million Five Hundred Four Thousand

Six Hundred Seventy Nine and No/100 dollars ($5,504,679.00). “Cash Date” means the date two days before the Closing Date.

“Effective Time” is defined in Section 2.4.

“Environmental Laws” is defined in Section 3.13(a).

“ERISA” is defined in Section 3.10(a).

“Financial Statements” is defined in Section 3.15(a).

“Formation Agreement” means that certain Agreement to Form LLC, effective as of May 6, 1999, by and between Caraustar and Inland Paperboard.

“GAAP” means generally accepted accounting principles in the United States of America as of the Effective Time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnification Notice” is defined in Section 6.4(a).

“Indemnified Person” is defined in Section 6.4(a).

“Indemnifying Person” is defined in Section 6.4(a).

“Joint Venture” is defined in the Background Statement to this Agreement.

“Joint Venture Material Adverse Effect” means any fact, circumstance, event, violation, development, change in or effect on the Joint Venture that individually or in the aggregate with any other facts, circumstances, events, violations, developments, changes in or effects on the Joint Venture is materially adverse to the business, financial condition, results of operation, assets, properties or liabilities of the Joint Venture; provided, however, that any termination of the Joint Venture for tax purposes or otherwise resulting from the transactions contemplated herein shall not constitute a Joint Venture Material Adverse Effect.

“Joint Venture Plans” is defined in Section 3.10(h)(i)

“Joint Venture Policies” is defined in Section 5.8(a).

“Inland Paperboard” means Inland Paperboard and Packaging, Inc., a former Delaware corporation which has merged into TIN.

“Knowledge” or “Known” in the case of Seller and Caraustar means the knowledge that any person identified on Schedule 1-I has or should have of a particular fact or matter with regard to Seller’s and Caraustar’s representations and warranties after using ordinary care to investigate information in the possession or under the control of Caraustar, Seller, or their Affiliates. The Knowledge of each person listed on Schedule 1-I shall be applicable only to the representations and warranties listed after their names. As used in this definition, “ordinary care” is the degree of care which reasonable persons in the same or a similar management position would use under the same or similar circumstances.

“Liabilities” means any and all obligations (whether to make payments, to give notices or to perform or not perform any action), commitments, contingencies, damages, losses, injuries, penalties, fines, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, causes of action, judgments, awards, taxes, costs and expenses of any nature, including court costs, reasonable attorneys’, accountants’, consultants’ and experts’ fees and other costs and expenses incident to the transaction or proceedings or investigation or the defense of any claim (whether or not litigation has commenced) and other liabilities of a Person (whether known or unknown, asserted or not asserted, whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated, and whether due or to become due).

“Lien” means any lien, security interest, pledge, charge, option, right of first refusal, claim, mortgage, lease, restriction or any other encumbrance whatsoever.

“Management Agreement” means that certain Management Agreement, dated May 6, 1999, by and among Inland Paperboard, the Joint Venture, PBL and Caraustar.

“Management Agreement Termination” is defined in Section 2.6(a)(vii).

“Material Adverse Effect” with respect to any Person other than the Joint Venture, means any fact, circumstance, event, violation, development, change in or effect on such Person that individually or in the aggregate with any other facts, circumstances, events, violations, developments, changes in or effects on such Person is materially adverse to the business, financial condition, results of operation, assets, properties or liabilities of such Person.

“Membership Interest” is defined in the Operating Agreement.

“Newport Mill” means the containerboard and gypsum paper mill and related facilities owned by the Joint Venture in Newport, Indiana.

“Non-Containerboard Agreement Termination” is defined in Section 2.6(v).

“Occurrence Policies” is defined in Section 5.8(a).

“Operating Agreement” is defined in the Background Statement to this Agreement.

“Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of its business as conducted by the Joint Venture through the Effective Time consistent with prior practice.

“PBGC” is defined in Section 3.10(c).

“PBL” is defined in the Preamble to this Agreement.

“PBL Membership Interest” is defined in the Background Statement to this Agreement.

“Permits” is defined in Section 3.13(e).

“Permitted Restriction” means transfer and other restrictions arising under the Operating Agreement.

“Person” means an individual, partnership, corporation, limited liability company, joint venture, business trust or unincorporated organization, Governmental Authority or any other entity.

“Proceeding” is defined in Section 3.5.

“Plans” is defined in Section 3.10(a).

“Profit-Sharing Percentage” is defined in the Operating Agreement.

“Proprietary Rights” is defined in Section 3.11(a).

“Purchase Price” is defined in Section 2.2.

“Purchaser” means TIN and Acquisition.

“Purchaser’s Indemnified Losses” is defined in Section 6.3.

“Retained Obligations” means all Liabilities arising out of or in connection with (i) any act or omission of Caraustar or Seller that constitutes (A) the failure to perform duties for the Joint Venture in good faith and in a manner reasonably believed to be in the best interest of the Joint Venture (except matters of which Purchaser had Actual Knowledge); (B) gross negligence, (C) willful misconduct, or (D) fraud, and (ii) any obligation arising under the BPB Paperboard Supply Agreement (as referenced in Section 2.6(b)(xi) of this Agreement) to the extent such obligation arises from product supplied by Caraustar’s Sweetwater mill.

“Securities Act” is defined in Section 4.5.

“Seller” means PBL.

“Seller’s Indemnified Losses” is defined in Section 6.2.

“TIN” is defined in the Preamble to this Agreement.

1.2 Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning ascribed to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied.

1.3 Interpretation.

(a) Schedules, Exhibits, Sections. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to a “Section” or a “subsection” are, unless otherwise specified, to a Section or a subsection of this Agreement.

(b) Plural. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

(c) Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

(d) Including. “Including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations, and equivalent to the terms “including, but not limited to,” and “including, without limitation.”

ARTICLE 2

Purchase and Sale of Membership Interest

2.1 Purchase and Sale of the PBL Membership Interest. At the Closing and on the terms and subject to the conditions set forth in this Agreement, PBL shall sell, transfer, convey, deliver and assign to Purchaser, and Purchaser shall purchase from PBL the entire PBL Membership Interest in the Joint Venture, free and clear of all Liens other than Permitted Restrictions, for the consideration provided herein.

2.2 Purchase Price. At the Closing, Purchaser shall pay to Seller the aggregate sum of Sixty-Two Million Dollars ($62,000,000.00) as the purchase price for the PBL Membership Interest (the “Purchase Price”).

2.3 Intentionally Omitted.

2.4 The Closing. Consummation of the purchase and sale of the PBL Membership Interest as described in this Article 2 (the “Closing”) shall take place on July 24, 2008 (the “Closing Date”). At the Closing, the parties shall deliver the agreements, instruments and documents described in Section 2.6 and such other instruments of conveyance and such other documentation as the other may reasonably request to confirm Purchaser’s right, title and interest to the PBL Membership Interest. Notwithstanding the foregoing, the Closing shall not occur unless and until all of the actions and deliveries contemplated by this Agreement shall have been taken or made (or waived) and none of such actions or deliveries shall be deemed to have been taken or made unless and until all of them have been taken or made (or waived); but if all such actions and deliveries have been taken and made (or appropriately waived), then the Closing shall be effective as of 11:59 p.m. Eastern Daylight Time on the Closing Date (the “Effective Time”).

2.5 Conditions to Closing.

(a) Conditions to Each Party’s Obligation to Close. The obligations of Purchaser on the one hand and Caraustar and Seller, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such condition exists) of the following conditions:

(i) Since the date of this Agreement, no action shall have been commenced, instituted or threatened in writing by or before any Governmental Authority that has not been withdrawn, dismissed with prejudice, rescinded or otherwise eliminated either (A) to enjoin or otherwise prohibit or restrict the performance of this Agreement, (B) to obtain material damages against any party in respect of the execution, delivery and performance of this Agreement, or (C) which, in the reasonable judgment of Purchaser, could reasonably be expected to have a Joint Venture Material Adverse Effect; and

(ii) All necessary consents, approvals, authorizations, clearances, exemptions, declarations or filings with, or expiration or waiver of waiting periods imposed by, any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been filed, expired, obtained or otherwise satisfied, except as otherwise agreed among the parties hereof.

(b) Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver of the following conditions:

(i) Each of the representations and warranties of Caraustar and Seller shall be true and correct in all material respects (or true and correct in the case of any such representation or warranty that is qualified by the words “material” or “materially”) both when made and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(ii) Caraustar and Seller shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing;

(iii) Since the date of this Agreement, there shall not have been any Joint Venture Material Adverse Effect;

(iv) At or prior to Closing, Caraustar and Seller shall have delivered the items described in Section 2.6(b); and

(v) Purchaser shall have received the consents from Persons set forth on Schedule 2.5(b) and none of such consents shall have been given on terms that have a Joint Venture Material Adverse Effect or a Material Adverse Effect on Purchaser.

(c) Conditions to Obligations of Caraustar and Seller. The obligations of Caraustar and Seller to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver of the following conditions:

(i) Each of the representations and warranties of Purchaser shall be true and correct in all material respects (or true and correct in the case of any such representation or warranty that is qualified by the words “material” or “materially”) both when made and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(ii) Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing;

(iii) At or prior to Closing, Purchaser shall have delivered the items described in Section 2.6(a);

(iv) Caraustar and Seller shall have received the consents from Persons set forth on Schedule 2.5(c), the failure of which to obtain would have a Material Adverse Effect on Caraustar and Seller, taken as a whole, and none of such consents shall have been given on terms that materially and adversely affect Caraustar and Seller, taken as a whole.

2.6 Deliveries at Closing.

(a) By Purchaser. At the Closing, Purchaser shall deliver or shall cause to be delivered to Caraustar and Seller the following items:

(i) The Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller;

(ii) A certificate executed by an executive officer of Purchaser, dated as of the Closing Date, stating that the conditions set forth in Sections 2.5(a) and (c)(i) – (iv) hereof have been satisfied;

(iii) Intentionally omitted.

(iv) A termination of that certain Amended and Restated Marketing Agreement, dated July     , 2000, by and among Caraustar, Inland Paperboard and the Joint Venture in substantially the form of Exhibit B attached hereto (the “Containerboard Agreement Termination”), duly executed by the Joint Venture, TIN and Purchaser;

(v) A termination of that certain Marketing Agreement, dated May 6, 1999, by and between Caraustar and the Joint Venture in substantially the form of Exhibit C attached hereto (the “Non-Containerboard Agreement Termination”), duly executed by the Joint Venture, TIN and Purchaser;

(vi) A release in favor of Caraustar and Seller, in substantially the form of Exhibit D attached hereto, duly executed by the Joint Venture and TIN;

(vii) A termination of the Management Agreement in substantially the form of Exhibit F attached hereto (the “Management Agreement Termination”), duly executed by the Joint Venture and TIN; and

(viii) An Amendment of that certain Paperboard Supply Agreement, dated January 17, 2006, by and between Caraustar and TIN in substantially the form of Exhibit G attached hereto (the “Amended Paperboard Supply Agreement,” duly executed by TIN.

(b) By Caraustar and Seller. At the Closing, Caraustar and Seller shall deliver or shall cause to be delivered to Purchaser the following items:

(i) A certificate executed by an executive officer of Caraustar and Seller, dated as of the Closing Date, stating that the conditions set forth in Sections 2.5(a) and (b)(i) – (v) hereof have been satisfied;

(ii) A certificate or certificates, if any, representing the PBL Membership Interest and instruments of assignment, in form reasonably satisfactory to Purchaser, for the transfer and assignment of the entire PBL Membership Interest to Purchaser (40% to TIN, 10% to Acquisition), duly executed by Seller;

(iii) Intentionally Omitted;

(iv) The Containerboard Agreement Termination, duly executed by Caraustar;

(v) The Non-Containerboard Agreement Termination, duly executed by Caraustar;

(vi) A release in favor of TIN and the Joint Venture in substantially the form of Exhibit E attached hereto duly executed by Caraustar and Seller;

(vii) The resignations of those members of the Management Committee of the Joint Venture designated by PBL;

(viii) The resignations of those current officers of the Joint Venture that are employed by Caraustar and/or PBL;

(ix) The Management Agreement Termination, duly executed by Caraustar and PBL;

(x) The Amended Paperboard Supply Agreement, duly executed by Caraustar;

(xi) A termination of that certain Paperboard Supply Agreement, dated April 2, 2002, by and among Caraustar, Westrock Inc., BPB America, Inc. as amended by Amendment No. 1 to Paper Supply Agreement, dated as of July 1, 2005, in substantially the form of Exhibit H attached hereto (the “BPB Paper Supply Agreement Termination,” duly executed by Caraustar, the Joint Venture, and BPB North American Services, Inc;

(xii) Evidence of a release of any Liens created by Caraustar or PBL encumbering the PBL Membership Interest reasonably satisfactory to Purchaser, TIN and Temple-Inland;

(xiii) A complete list of all customers that have received products produced by the Joint Venture including full customer contact information; and

(xiv) All books and records of the Joint Venture at any location whether maintained by Caraustar, PBL, or the Joint Venture. These books and records shall include but not be limited to tax records, accounting and financial records, employee personnel and payroll records, entity formation and maintenance records, and member meeting minutes.

2.7 Termination. This Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(a) By mutual written consent of Purchaser, Caraustar and Seller.

(b) By Purchaser, on the one hand, or Caraustar and Seller, on the other hand, if the Closing shall have not occurred on or prior to July 24, 2008, including by reason of the failure to satisfy any condition set forth in Section 2.5(a); provided, however, that the right to terminate this Agreement pursuant to this Section 2.7(b) shall not be available to any party whose failure to perform or comply with any of its obligations or breach of any of its representations and warranties under this Agreement results in the failure of the Closing to have occurred by such time.

(c) By Purchaser if: (i) Caraustar or Seller (A) breaches any of its representations and warranties such that the condition set forth in Section 2.5(b)(i) would not be satisfied or (B) breaches or fails in any material respect to perform or comply with any of its covenants or other agreements contained in this Agreement such that the condition set forth in Section 2.5(b)(ii) would not be satisfied; provided; however, that if any such breach is curable by Caraustar or Seller through the exercise of Caraustar’s or Seller’s reasonable best efforts and for so long as Caraustar or Seller shall be using its reasonable best efforts to cure such breach, Purchaser may not terminate this Agreement pursuant to this Section 2.7(c); or (ii) a Joint Venture Material Adverse Effect shall have occurred since the date of this Agreement.

(d) By Caraustar and Seller if Purchaser (i) breaches any of its representations and warranties such that the condition set forth in Section 2.5(c)(i) would not be satisfied or (ii) breaches or fails in any material respect to perform or comply with any of its covenants or other agreements contained in this Agreement such that the condition set forth in Section 2.5(c)(ii) would not be satisfied; provided; however, that if any such breach is curable by Purchaser through the exercise of Purchaser’s reasonable best efforts and for so long as Purchaser shall be using its reasonable best efforts to cure such breach, Caraustar and Seller may not terminate this Agreement pursuant to this Section 2.7(d).

(e) If this Agreement is terminated pursuant to this Section 2.7, all obligations of the parties under this Agreement (other than under this Section 2.7 or under Section 5.5 (Confidentiality; Public Announcements) and Articles 6 (Survival of Representations and Warranties; Indemnification) and 7 (Miscellaneous)) shall be terminated without any liability or penalty on the part of any party or its shareholders, members, officers, directors, employees or agents to any other party; provided, however, that no such termination shall relieve any party from liability for damages resulting from any breach by such party of this Agreement or otherwise limit any remedy available to any party on account of such breach.

ARTICLE 3

Representations and Warranties of Caraustar and Seller

Caraustar and Seller hereby jointly and severally represent and warrant to Purchaser, as of the date of this Agreement and the Effective Time, as follows:

3.1 Title. PBL is the sole record and beneficial owner of the PBL Membership Interest, which is the sole interest in the Joint Venture owned by PBL, free and clear of any Lien other than a Permitted Restriction, and has full power and authority to sell, transfer, convey, deliver and assign the PBL Membership Interest, free and clear of any Lien other than a Permitted Restriction and (as of the date of this Agreement) other than restrictions on the sale and transfer thereof under Caraustar’s senior credit agreement, which restrictions shall be waived or otherwise eliminated on or prior to the Closing Date. Neither PBL nor Caraustar has sold, transferred, assigned or encumbered, or agreed to sell, transfer, assign or grant any encumbrance, in or against, the PBL Membership Interest or any title, right, interest, privilege or power related to the PBL Membership Interest, including without limitation the Profit-Sharing Percentage; save and except a security interest granted to the lenders under Caraustar’s senior credit agreement, which security interest in the PBL Membership Interest shall be wholly released at the time of Closing. The PBL Membership Interest is not dealt in or traded on securities exchanges or securities markets and does not by its terms provide it is a security. The PBL Membership Interest is not held in a securities account.

3.2 Organization and Status. Caraustar is a corporation, duly incorporated and organized, validly existing and in good standing under the laws of the State of North Carolina and has the corporate power and authority to own and operate its assets, properties and business and to otherwise conduct its business as presently conducted. PBL is a corporation, duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own and operate its assets, properties and business and to otherwise conduct its business as presently conducted. PBL is not registered as an investment company under the federal investment company laws. PBL owns no subsidiaries and is not a partner or joint venturer or investor with or in any other Person.

3.3 Authority. Each of Caraustar and Seller has the full legal right and power and all authority required to enter into, execute and deliver this Agreement and any Ancillary Instrument to which it is a party and to perform its obligations under this Agreement and such Ancillary Instruments. The execution and delivery of this Agreement and the Ancillary Instruments to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Caraustar and Seller in compliance with any governing or applicable agreements, instruments or other documents. This Agreement and the Ancillary Instruments to which it is a party have been duly executed and delivered by each of Caraustar and Seller and constitute the legal, valid and binding obligations of Caraustar and Seller enforceable against Caraustar and Seller in accordance with their respective terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.4 No Consents or Approvals; Absence of Conflicts. Except as may be required under the terms of the Operating Agreement, the execution and delivery of this Agreement and the Ancillary Instruments to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance by each of Caraustar and Seller of this Agreement and such Ancillary Instruments in accordance with their respective terms and conditions will not: (i) except for disclosures required to be made under the applicable rules and regulations of the Securities and Exchange Commission or the rules of any securities exchange or NASDAQ, require any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Governmental Authority or any other Person; (ii) assuming that the consent(s) referenced in Section 2.5(c)(iv) have been obtained, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien on the PBL Membership Interest held by Seller or upon the assets, properties or business of the Joint Venture under any of the terms, conditions and provisions of any contract or other agreement to which Caraustar or Seller is a party or to which Caraustar or Seller or any Membership Interest held by Seller are bound or subject or result in the creation of any Lien on the Membership Interest held by Seller or upon the assets, properties or business of the Joint Venture; (iii) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any Governmental Authority that is applicable to Caraustar or Seller or to the Membership Interest held by Seller; or (iv) violate the certificate/articles of incorporation or bylaws of Caraustar or Seller or the Operating Agreement.

3.5 Litigation. Neither Caraustar nor Seller is a party to, or to Caraustar’s or Seller’s Knowledge, threatened with, any litigation or judicial, governmental, regulatory, administrative or arbitration suit, action, claim, proceeding or investigation (“Proceedings”) which, if decided adversely, could reasonably be expected to have an adverse effect on any right, title, privilege, power or interest related to or resulting from the PBL Membership Interest or the transactions contemplated hereby. Except as disclosed on Schedule 3.5, there are no Proceedings pending, or to the Knowledge of Seller or Caraustar, threatened against the Joint Venture, its business or its properties.

3.6 Conduct of Joint Venture Business. At all times, Seller, as manager of the business of the Joint Venture, has conducted the business of the Joint Venture only in the Ordinary Course of Business, in accordance with the terms of the Management Agreement and the Operating Agreement, and Seller is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default under the Management Agreement or the Operating Agreement.

3.7 Brokers’ or Finders’ Fees, Etc. Except as otherwise set forth on Schedule 3.7, no broker, finder, agent or similar intermediary has acted for or on behalf of Caraustar or Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any contract or other agreement with Caraustar or Seller or any action taken by Caraustar or Seller.

3.8 Compliance with Applicable Laws. Except as set forth on Schedule 3.8, Caraustar and Seller have conducted the business of the Joint Venture in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, domestic or foreign and have filed with the proper authorities in a timely manner all necessary statements and reports. The Joint Venture possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as it is now conducted. Except as set forth on Schedule 3.8, as of the date of this Agreement none of Caraustar, Seller, nor the Joint Venture have received any written communication from a governmental authority that alleges that the Newport Mill, or Caraustar or Seller with respect thereto, is not in compliance with any federal, state, local or foreign laws, ordinances, rules and regulations.

3.9 Labor Matters. Except as set forth on Schedule 3.9, (a) the Joint Venture is not a party to any collective bargaining agreement covering its employees, and has not recognized or received a demand for recognition of any collective bargaining representative with respect thereto; (b) during the past three (3) years there have been no labor strikes or work stoppages at the Newport Mill and, to the Knowledge of Seller, currently there are no labor strikes or work stoppages threatened at the Newport Mill; (c) there are no formal or informal complaints, charges, claims or union grievances or arbitrations against the Joint Venture pending, or, to the Knowledge of Caraustar and Seller, threatened to be brought or filed with any governmental entity, arbitrator or court based on or arising out of the employment by the Joint Venture of any employee; (d) the Joint Venture is not delinquent in payments to any employee or former employees for any services or amounts required to be reimbursed or otherwise paid; (e) to the Knowledge of Caraustar and Seller, no employee of the Joint Venture is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Joint Venture or (ii) to the knowledge or use of any trade secrets or proprietary information; and (f) all employees working in connection with the Joint Venture hired by the Joint Venture, Seller or Caraustar after the formation of the Joint Venture, expressly excluding those employees who worked for Inland Paperboard and Packaging, Inc. at the Newport Mill on the day preceding the formation of the Joint Venture, are citizens of, or are authorized to be employed in, the United States.

3.10 Employee Benefit Plans; ERISA.

(a) Schedule 3.10 identifies each employee pension, retirement, profit sharing, bonus, incentive, deferred compensation, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance or other plan, fund, program, policy, contract or arrangement providing employee benefits sponsored, maintained, contributed to or required to be contributed to by the Joint Venture (the “Plans”) and covering its employees and their dependants or beneficiaries. The Joint Venture is not currently contributing, and is not obligated to contribute, on behalf of any current or former employee, to a multiemployer plan (as defined in Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)). The Joint Venture is not subject to any liability with respect to its prior participation in, prior contributions to or prior obligations to contribute to any such multiemployer plan with respect to its employees. The Joint Venture has no formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of the Joint Venture. No persons who were not employees of the Joint Venture provided services for the Joint Venture pursuant to an agreement between the Joint Venture and a leasing organization as defined in 414(n) of the Code on a substantially full time basis for a period of at least 1 year.

(b) With respect to each of the Plans, the Joint Venture has heretofore delivered to Purchaser true and complete copies of each of the following documents:

(i) the Plan (including all amendments thereto);

(ii) the annual report, if required under ERISA, with respect to each such Plan for the last three (3) years;

(iii) the actuarial report, if required under ERISA, with respect to each such Plan for the last three (3) years;

(iv) the most recent summary plan description, together with each summary of material modifications made thereto, required under ERISA with respect to such Plan, and all material employee communications relating to such Plan;

(v) if the Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

(vi) all contracts relating to the Plans with respect to which the Joint Venture may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

(vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under section 401 of the Code.

(c) Except as described in Schedule 3.10, none of the Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Joint Venture since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Joint Venture of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”), which payments have been or will be made when due.

(d) The Joint Venture has not engaged in a transaction with respect to the Plans as a result of which the Joint Venture or the Plans could be subject to either a liability or civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code or could be required to rescind any transaction. Each of the Plans has been operated and administered by the Joint Venture in all respects in accordance with applicable laws, including but not limited to ERISA and the Code. There are no pending or threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits), and there are no pending or ongoing audits of any such Plan by any governmental agency.

(e) Except as set forth on Schedule 3.10 no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees beyond retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Joint Venture or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(f) Each of the Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and each of the Plans that is intended to satisfy Section 125 of the Code satisfies the requirements of Section 125 of the Code.

(g) Except as set forth in Schedule 3.10, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Joint Venture to severance pay, employment compensation or any other payment, benefit or award or (ii) accelerate the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee. No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(h) Except as set forth in Schedule 3.10, with respect to each Plan that is or was funded wholly or partially through an insurance policy, there will be no liability of the Joint Venture under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(i) None of Caraustar, Seller, the Joint Venture nor any of their subsidiaries or affiliates has as a purpose for entering into any of the transactions contemplated by this Agreement the avoidance or evasion of liability under Title IV of ERISA. Except as described in Schedule 3.10, full payment has been made of all contributions required to be made under the Code and ERISA to each employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained, sponsored, contributed to, or required to be contributed to, by the Joint Venture and each of its subsidiaries and affiliates (collectively, the “Joint Venture Plans”). Except as described in Schedule 3.10, no condition exists with respect to any current or former Joint Venture Plan that could give rise to liability for the Joint Venture or the LLC, or which could subject the Assets, the Joint Venture or the LLC to any liens, claims or encumbrances.

3.11 Patents, Trademarks, Service Marks and Copyrights.

(a) Except as listed in Schedule 3.11, there are no patents, copyrights, trademarks, tradenames, service marks or other trade designations, including common law rights, registrations or applications therefore, currently used and necessary to conduct the Joint Venture’s business and operations in the ordinary course of business, or any licenses, royalties, assignments or other similar agreements relating to the foregoing to which Caraustar or Seller is a party (collectively, “Proprietary Rights”). The Joint Venture holds all rights as owner or under a valid license to patents, copyrights, trademarks, tradenames, service marks, and trade secrets, including common law rights, registrations or applications necessary to conduct its business and operations in the ordinary course without infringement of the proprietary rights of any other person.

(b) Claims of Other Persons. Neither Caraustar nor Seller has any Knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Joint Venture infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or to the Knowledge of Caraustar or Seller are threatened that challenge the rights of the Joint Venture with respect thereto.

3.12 Insurance. Schedule 3.12 lists all of the insurance policies maintained by the Joint Venture, Caraustar, or Seller with respect to the business and operations of the Joint Venture as of the date hereof, and indicates the insurer’s name, policy number, expiration date and amount and type of coverage. All of such policies are currently in effect.

3.13 Environmental Matters.

(a) Except as specified on Schedule 3.13, (i) during the existence of the Joint Venture, the operation of the Newport Mill has been in compliance with all applicable federal, state and local laws (including common law), regulations, orders, decrees, and permits relating to health, pollution or protection of the environment (the “Environmental Laws”), (ii) none of Caraustar, Seller nor the Joint Venture has received any communication (written or oral) that alleges that the Newport Mill, or the Joint Venture with respect thereto, is not in such compliance, (iii) the Joint Venture currently has all permits required by the Environmental Laws for the conduct of its business at the Newport Mill, and (iv) none of Caraustar, Seller, nor the Joint Venture have current actual knowledge, without the duty of investigation, of facts or circumstances that may prevent such compliance in the future.

(b) Schedule 3.13 identifies all environmental audits or assessments or occupational health studies relating to property or facilities of the Newport Mill undertaken by Caraustar, Seller, the Joint Venture, or by any of their Affiliates, agents, independent contractors or representatives.

(c) Except as specified on Schedule 3.13 there is not occurring, and there has not occurred at any time which the real estate referred to in this subsection was owned, leased or otherwise occupied by the Joint Venture, any “release” of any “hazardous substance” above regulatory thresholds on real estate presently owned, leased or otherwise occupied by the Joint Venture in connection with the operations of the Newport Mill, nor does Caraustar or Seller have any Knowledge that a “release” above regulatory thresholds either is occurring or has occurred in the past 24 months at any such facility owned, leased or otherwise occupied by the Joint Venture in connection with the operations of the Newport Mill. For purposes of this provision the terms “release” and “hazardous substance” shall have the same meaning as those terms are given in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”) at 42 U.S.C. §§ 9601(22) and (14), except that “hazardous substance” shall also mean petroleum and fractions thereof.

(d) To the Knowledge of Caraustar and Seller, the Joint Venture has not sent wastes from the Newport Mill to a site which, pursuant to CERCLA or any similar state or federal law (i) has been placed on the “National Priorities List” of hazardous waste sites, (ii) is subject to a claim, administrative order or other request to take “removal” or “remedial” action as those terms are defined under CERCLA at 42 U.S.C. §§ 9601(23) and (24), regardless of whether such claim, order or request is made pursuant to a validly enacted federal, state or local statute or regulation or (iii) is otherwise the subject of any federal or state investigation relating to Environmental Laws. To the Knowledge of Caraustar, Seller and the Joint Venture, the Joint Venture, Caraustar, and Seller have sent wastes from the Newport Mill only to sites which at the time waste was sent to the site were authorized under applicable federal or state law to receive the wastes.

(e) Schedule 3.13 sets forth all environmental licenses, permits, approvals, authorizations, exemptions, classifications, certificates and registrations (collectively the “Permits”) made or held by the Joint Venture with respect to the Newport Mill together with a description of any compliance schedules relating thereto.

(f) Schedule 3.13 identifies, to Caraustar and Seller’s Knowledge and with respect to the Newport Mill, (i) all on-site and off-site locations where Caraustar, Seller, or the Joint Venture have stored, disposed or arranged for the disposal of hazardous substances, (ii) all underground storage tanks, and the capacity and contents of such tanks located on any property owned, leased or otherwise occupied by the Joint Venture, and (iii) all polychlorinated biphenyls (PCBs) used or stored at any property owned, leased or otherwise occupied by the Joint Venture in connection with the Newport Mill.

3.14 Accuracy of Information Furnished. No representation or warranty of Caraustar or Seller in this Agreement, and no statement made in any certificate or other document delivered pursuant to this Agreement, fails to state a material fact necessary to make the statement or statements herein, or therein, not misleading.

3.15 Financial Statements.

(a) Seller and Caraustar have furnished to Purchaser the audited balance sheet and related audited statements of income, retained earnings, and cash flows of the Joint Venture for the twelve month period ended December 31, 2007, including the notes thereto, as well as unaudited balance sheet and related unaudited statements of income, retained earnings, and cash flows for the period from January 1, 2008 through June 30, 2008 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with the books and records of the Joint Venture and as of the dates and for the periods indicated fairly present the financial condition and results of operations of the Joint Venture in accordance with GAAP applied on a consistent basis with prior periods.

(b) Schedule 3.15 (b) lists all of the Liabilities of the Joint Venture that (i) are known to Caraustar or Seller, (ii) are not shown on the Financial Statements, Retained Obligation or disclosed elsewhere in this Agreement or one of its Schedules and (iii) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Joint Venture.

(c) The Financial Statements of the Joint Venture were prepared in accordance with Caraustar’s accounting policies and procedures in place as of December 31, 2007 as audited by Deloitte & Touche LLP and reflect values for finished goods inventory and raw materials inventory in accordance with GAAP as of the six months ended June 30, 2008. The parties expressly acknowledge that there are different and alternative treatments for items under GAAP and that selection of a different or alternative accounting treatment, in and of itself, is not a breach of the representation and warranty of this Section 3.15(c).

3.16 Sufficient Assets. The Joint Venture owns, or has the legal right to possess, all assets that are necessary for the operation of the Joint Venture and its business consistent with its prior operations, and all such assets are located at the Newport Mill, except as identified on Schedule 3.16.

3.17 No Other Locations. Except as otherwise set forth on Schedule 3.17, the Joint Venture does not have any employees or other business operations at any location other than the Newport Mill and the warehouse in or near Newport, Indiana.

3.18 Taxes. All tax returns relating to the Joint Venture or its properties or business required to be filed by the Joint Venture have been timely and properly filed and all taxes, interest and penalties shown to be due from the Joint Venture on those tax returns or otherwise coming due from the Joint Venture have been timely and properly paid. The Joint Venture has withheld or collected and properly remitted or holds for payment all amounts for taxes that the Joint Venture is legally obligated to withhold or collect. Except for statutory liens for current taxes not yet due and payable, the Joint Venture property is not subject to any tax lien or tax encumbrance of any kind. The Joint Venture has not agreed to any extension of time with respect to a tax audit, deficiency, period of limitations with respect to taxes for any period, except as disclosed on Schedule 3.18. Except as disclosed on Schedule 3.18, no audits of the Joint Venture have been conducted by any taxing authorities within the last five years or otherwise with respect to any tax year for which assessment is not barred by any applicable statute of limitations, and the Joint Venture has not received notice of any such audit or assessment. There is no tax sharing agreement or arrangement pursuant to which the Joint Venture is obligated to pay the tax liability of any other Person or entity, or to indemnify any other Person or entity with respect to any tax.

3.19 Undisclosed Liabilities. Except as disclosed in Schedule 3.19, there are no undisclosed Liabilities that (i) are not shown on the May 31, 2008 balance sheet included in the Financial Statements and (2) result from an event occurring or condition existing prior to the Effective Time, whether the liability accrues before or after the Effective Time. Excluded from this representation and warranty are Liabilities for current lease and contractual obligations and current operating expenses undertaken in the Ordinary Course of Business, current taxes or other assessments not payable before the Effective Time, and all other Liabilities otherwise specifically disclosed in this Agreement (including one of its schedules). During 2008 until the Effective Time, all accounts payable and other payments coming due from the Joint Venture have been paid in the Ordinary Course of Business as those Liabilities came due.

3.20 Contracts. Schedule 3.20 contains a true and correct list of all of the following contracts and leases to which the Joint Venture is a party: (a) those not fully performable within one year of commencement; or (b) those to buy, sell or lease property or services with an estimated value of $25,000 or more, excluding sales orders for the Joint Venture’s products and purchase orders for materials or supplies used to make the Joint Venture’s products, which were made in the Ordinary Course of Business. Seller and Caraustar know of no material default in any contract or lease or event that with the passage of time or notice, or both, will become a material default in any of the contracts or leases described on Schedule 3.20.

3.21 Affiliated Transactions. Schedule 3.21 contains a true and complete list of all contracts, understandings, arrangements and obligations between (i) Seller, Caraustar and any Affiliate of either of them and (ii) the Joint Venture that will exist immediately after the Effective Time and require the provision of goods and services or the payment of money. All amounts of money payable by the Joint Venture to Seller, Caraustar or any Affiliate of either of them or by any of them to the Joint Venture shall be completely settled in full as of the Effective Time and those obligations to be paid after May 31, 2008 are either recorded on the May 31, 2008 balance sheet or shown on Schedule 3.21.

ARTICLE 4

Representations and Warranties of Purchaser

Purchaser represents and warrants to Caraustar and Seller, as of the date of this Agreement and the Closing Date, as follows:

4.1 Organization and Status. TIN is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority necessary to own and operate its assets, properties and business and to otherwise conduct its business as presently conducted. Purchaser is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority necessary to own and operate its assets, properties and business and to otherwise conduct its business as presently conducted.

4.2 Authority. Purchaser has the full legal right and power and all authority required to enter into, execute and deliver this Agreement and the Ancillary Instruments to which it is a party and to perform it’s obligations under this Agreement and such Ancillary Instruments. The execution and delivery of this Agreement and the Ancillary Instruments to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser in compliance with any governing or applicable agreements, instruments or other documents. This Agreement and the Ancillary Instruments to which it is a party have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.3 No Consents or Approvals; Absence of Conflicts. Except as may be required under the terms of the Operating Agreement, the execution and delivery of this Agreement and the Ancillary Instruments to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance by Purchaser of this Agreement and such Ancillary Instruments in accordance with their respective terms and conditions will not: (i) except for disclosures required to be made under the applicable rules and regulations of the Securities and Exchange commission or the rules of any securities exchange or NASDAQ, require any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Governmental Authority or any other Person; (ii)

assuming that the consents referenced in Section 2.5(b)(v) have been obtained, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien on any of the assets, properties or businesses of Purchaser under, any of the terms, conditions or provisions of any contract or other agreement to which Purchaser is a party or to which any assets, properties or businesses of Purchaser are bound or subject, (iii) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any Governmental Authority that is applicable to Purchaser or any of its assets, properties or businesses, or (iv) violate the certificate of incorporation or bylaws of Purchaser or the Operating Agreement.

4.4 Brokers’ or Finders’ Fees, Etc. No broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any contract or other agreement with Purchaser or any action taken by Purchaser.

4.5 Purchase for Investment. Purchaser acknowledges that the PBL Membership Interest purchased by it has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. Purchaser is purchasing the PBL Membership Interest from Seller solely for investment for its own account and not with a view to, or in connection with, any distribution or sale thereof to any Person (other than an Affiliate), and Purchaser will not sell or otherwise dispose of the PBL Membership Interest purchased by it except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, and any other applicable securities laws.

4.6 Litigation. As of the date hereof, Purchaser is not a party to, and to Purchaser’s knowledge, not threatened with, any litigation or judicial, governmental, regulatory, administrative or arbitration suit, action, claim, proceeding or investigation which, if decided adversely, could reasonably be expected to have a Joint Venture Material Adverse Effect or an adverse effect on the transactions contemplated hereby.

4.7 Hart-Scott-Rodino. Acquisition is a wholly-owned subsidiary of TIN. TIN is a wholly-owned subsidiary of Temple-Inland.

ARTICLE 5

Additional Covenants

5.1 Commercially Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable or ensure that the conditions to the other party’s obligations hereunder are satisfied, insofar as such matters are within the control of such party, in the most expeditious manner practicable, including, but not limited to, (i) the obtaining of all necessary waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings

(including, but not limited to, filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third Persons, and (iii) the execution and delivery of any and all agreements, documents and instruments as are necessary and appropriate in order to effectuate and carry out the provisions of this Agreement and the Ancillary Instruments to which it is a party and the consummation of the transactions contemplated hereby and thereby.

5.2 Joint Venture Distributions. Prior to Closing, TIN and PBL, in their capacities as Members of the Joint Venture, have caused their representatives serving on the Management Committee of the Joint Venture to consent to and authorize, contingent upon Closing, distributions of (i) fifty percent (50%) of Distributable Cash to Seller and (ii) fifty percent (50%) of Distributable Cash to TIN (collectively, the “Closing Distribution”). Seller and Purchaser acknowledge and agree that if the Closing occurs and the Closing Distribution is made pursuant to this Section 5.2, such Closing Distribution will be in full and complete satisfaction of Seller’s right to receive any other distribution or payment from the Joint Venture. On the date immediately preceding the Closing Date, the Joint Venture shall pay the Closing Distribution by wire transfer of immediately available funds to the account or accounts specified by Seller and TIN pursuant to Section 2.6(a)(i) or any other account or accounts subsequently designated by Seller or TIN.

5.3 Consent. Each of the parties acknowledges and agrees that the purchase and sale of the PBL Membership Interest contemplated by this Agreement is not being made pursuant to the terms of the Operating Agreement and consents to the purchase and sale of the PBL Membership Interest pursuant to this Agreement notwithstanding any provision to the contrary contained in the Operating Agreement.

5.4 Certain Tax Matters.

(a) Tax Returns. The parties acknowledge and agree that TIN shall (i) deliver or cause to be delivered a Schedule K-1 to Seller for the short taxable year of the Joint Venture ending on the Closing Date as soon as practicable after the Closing Date, but not later than one hundred eighty (180) days after the Closing Date, and (ii) prepare and timely file, or cause to be prepared and timely filed, a federal information tax return and any required similar state tax returns for the Joint Venture for the short taxable year of the Joint Venture ending on the Closing Date, and TIN shall furnish to Caraustar for its written approval (which shall not be unreasonably withheld or delayed) a copy of the proposed form of any such federal or state information tax return of the Joint Venture not less than thirty (30) days before the final version of such return is to be filed, and will furnish to Seller such information concerning the Joint Venture’s tax matters for periods ending on or prior to the Closing Date as Seller may reasonably request.

(b) Section 754 Election. Caraustar and Seller agree and consent to the Joint Venture making the election provided in Code section 754 effective for any or all of the returns described in Section 5.4(a) above, as TIN, in its sole discretion, may determine.

5.5 Confidentiality; Public Announcements. The parties agree to keep confidential the terms and conditions of the transactions contemplated in this Agreement, except that a party and its Affiliates may disclose the terms and provisions of this Agreement (i) to the extent that any party or any of its Affiliates is required by applicable law or by the rules of any securities exchange to make public disclosure or (ii) in any legal proceeding, including any audit, to the extent necessary to enforce any rights under this Agreement, in either case, the disclosing party shall provide the other party with prior notice of such disclosure and the content thereof. Notwithstanding the foregoing, following the Closing, either party may issue a press release or make other public announcements disclosing that the transactions contemplated by this Agreement have been consummated. Each party shall provide the other party with the reasonable opportunity to review any press release concerning the transactions contemplated by this Agreement prior to dissemination of such press release. Any announcement or notice to the employees of the Joint Venture relating to this Agreement shall be jointly planned and coordinated by Purchaser and Seller.

5.6 Customers. All parties agree that the Joint Venture and Caraustar may solicit orders and sell product to any customer without regard for whether that customer previously submitted orders through Caraustar, Seller, or TIN.

5.7 Non-Solicitation of Employees. For a period of twelve (12) months from the Effective Time, without the prior written consent of TIN, Caraustar will not, and will not permit any affiliate of Caraustar to, directly or indirectly, solicit or induce any employee of the Joint Venture (who is not an employee of Caraustar or PBL) to terminate such person’s employment with the Joint Venture (it being acknowledged that (i) advertisement in publications or in electronic media, in each case which is not specifically aimed at employees or the Joint Venture, are permitted and (ii) this Section 5.7 does not apply to employees who initiate contact with Caraustar or its affiliates. For a period of six (6) months from the Effective Time, without the prior written consent of TIN, Caraustar will not, and will not permit any affiliate of Caraustar to, directly or indirectly, employ or attempt to employ any employee of the Joint Venture.

5.8 Insurance Policies and Rights Included Within The Joint Venture Assets.

(a) The Joint Venture is insured as one of the named insured parties under enterprise-wide insurance policies acquired, owned and administered by Caraustar. General Liability, Excess Liability, Property, Workers’ Compensation and Automobile Liability coverages are written on an occurrence basis (“Occurrence Policies”). Directors and Officers Liability and Fidelity coverages are written with a $500,000 per occurrence retention and on a claims made basis (“Claims Made Policies”). Any current insurance covering the Joint Venture not included in the foregoing lists is also included as either a Claims Made Policy, if that is the nature of the coverage, or an Occurrence Policy, if that is the nature of the coverage. Claims Made Policies and Occurrence Policies together may be referred to as “Joint Venture Policies.” Until authorized by this Section 5.8 to terminate, Caraustar shall pay all premiums and other amounts of money required to keep the Joint Venture Policies in full force.

(b) The rights under the Joint Venture Policies allocated under this Section 5.8 specifically include rights of indemnity and the right to be defended by or at the expense of the insurer with respect to: (i) all alleged Liabilities incurred or claimed to have been incurred by any

Person prior to the Effective Time in or in connection with the conduct of the Joint Venture or its business and (ii) any other claim made against the Joint Venture that may arise out of an insured or insurable occurrence or wrongful act covered under one or more of the Joint Venture Policies. Nothing in this provision shall be deemed to constitute (or to reflect) an assignment of any or all of the Joint Venture Policies, or any related claims, to the Joint Venture.

(c) The Joint Venture shall be solely responsible for obtaining any tail policies that are needed for claims made with respect to occurrences prior to the Effective Time that would have been covered under a Claims Made Policy had the claim been made prior to the Effective Time. If the Joint Venture acquires tail policies to cover such claims, it shall do so at its sole expense. The failure to acquire tail policies shall not affect any allocation of Liabilities to Seller or to Caraustar under this Agreement or any right to indemnification provided in this Agreement.

(d) Caraustar will terminate all insurance coverage relating to the Joint Venture under the Claims Made Policies after the Effective Time and remit to the Joint Venture any related refund of premium. With respect to any claims made that are insured or may be insured through the Effective Time under any of the Claims Made Policies, Caraustar shall provide the Joint Venture access to the applicable Claims Made Policy, and shall administer the insurance claims in accordance with the insurance administration provision of this Section 5.8. The Joint Venture shall not have a right to make any claims under any Caraustar Claims Made Policy on or after the Effective Time and shall indemnify Caraustar for any expenses or costs associated with any such claim except with respect to Retained Obligations or Liabilities against which Seller and Caraustar have indemnified the Joint Venture or Purchaser. Any amounts of losses or expenses that would be indemnified but for a minimum threshold amount that must be incurred will be reimbursed and shall count against the minimum threshold amount.

(e) Caraustar will terminate coverage of the Joint Venture under the Occurrence Policies in a manner that provides continuing coverage solely for occurrences that arose prior to the Effective Time and remit to the Joint Venture any related refund of premium. With respect to any claims that are insured or may be insured prior to the Effective Time under any of the Occurrence Policies, Caraustar shall provide the Joint Venture access to the applicable Occurrence Policy, shall file insurance claims for such covered occurrences up to the Effective Time as requested by the Joint Venture and shall administer the insurance claims in accordance with the insurance administration provision of this Section 5.8. To the extent that losses or expenses are incurred after the Effective Time that: (i) are associated with occurrences that arose prior to the Effective Time; and (ii) are within the retention amount under the applicable Occurrence Policy, Caraustar will bill those losses or expenses to the Joint Venture and the Joint Venture will pay that amount within ten (10) Business Days by electronic funds transfer to an account designated by Seller, save and except losses or expenses that are Retained Obligations or are Liabilities against which Seller and Caraustar have indemnified the Joint Venture or Purchaser. Any amounts of losses or expenses that would be indemnified but for a minimum threshold amount that must be incurred will be reimbursed and shall count against the minimum threshold amount.

(f) Caraustar shall administer the Joint Venture Policies and prepare and process claims for the benefit of the Joint Venture under the Joint Venture Policies timely and properly, using the same care as Caraustar uses in the administration of its other insurance policies. Caraustar’s retention of such responsibilities: (i) does not limit, inhibit or preclude any right to insurance coverage for any insured claim of the Joint Venture under any of the Joint Venture Policies; and (ii) does not relieve the Joint Venture of the primary responsibility for reporting to Caraustar such insured claim accurately, completely and in a timely manner. Caraustar shall deal with the insurer regarding claims made for the benefit of the Joint Venture and the Joint Venture shall provide such power of attorney or other evidence of authority for Caraustar to so act as may be commercially reasonable for Caraustar to request; provided Caraustar shall not have the authority to settle any such insured claim in excess of Ten Thousand and No/100 Dollars ($10,000) without the prior consent of the Joint Venture, which consent shall not be unreasonably withheld or delayed. Caraustar shall be responsible for obtaining and providing to the Joint Venture for review of the Joint Venture all settlement documents and releases upon settlement of each insurance claim made for the benefit of the Joint Venture. Caraustar shall not be entitled to reimbursement from the Joint Venture for any internal costs or expense incurred that would not have been incurred but for a specific claim for the benefit of the Joint Venture. Legal counsel or other professional consultants may be engaged by Caraustar with respect to preparing or processing insurance claims for the benefit of the Joint Venture. Caraustar shall remit to the Joint Venture within ten (10) Business Days of receipt all amounts of money recovered on an insurance claim made for the benefit of the Joint Venture without offset or deduction of any Liability owed by Joint Venture or Purchaser to Caraustar or Seller, except that Caraustar shall have a right of set-off on all amounts owed to Caraustar or Seller as determined in accordance with Section 7.6 hereof.

(g) Caraustar and Joint Venture agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement so as to obtain satisfactory recoveries for insured losses.

(h) To the extent that the Joint Venture, on one hand, and Caraustar, Seller or an Affiliate of either of them, on the other hand, have a claim arising or related to the same occurrence, then each of them shall share any retention, deductible, expense of preparing or processing the claim in the same ratio as the amount of their final recoveries under those claims.

(i) Any recoveries made through subrogation or otherwise on claims relating to the Joint Venture shall be paid to the Joint Venture.

5.9 Fees. All fees or other amounts of money due to the Persons listed on Schedule 3.7 shall be paid solely by Seller and Caraustar. The Joint Venture and Purchaser shall have no liability or obligation in respect of such fees or other amounts of money that may be due.

ARTICLE 6

Survival of Representations and Warranties; Indemnification

6.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by any party hereunder shall survive the Closing. The right to indemnification based upon such representations, warranties, covenants and agreements shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the Effective Time, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement. The waiver of any condition based upon the accuracy of any representation or warranty or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, reimbursement, or other remedy based upon such representation, warranty, covenant, and agreement unless specifically so stated in a written waiver.

6.2 Indemnity by Purchaser. From and after the Effective Time, Purchaser and Temple-Inland shall indemnify, defend and hold harmless Caraustar and Seller, and their successors and assigns, from and against any and all Liabilities: (i) of the Joint Venture (including, without limitation, any obligation arising under the BPB Paper Supply Agreement to the extent such obligation arises from product supplied by the Newport Mill), except for Retained Obligations, (ii) for or resulting from any breach of a representation or warranty made by Purchaser in this Agreement or in any Ancillary Instrument, and (iii) for or resulting from any breach of a covenant or agreement made by Purchaser in this Agreement or in any Ancillary Instrument (together “Seller’s Indemnified Losses”).

6.3 Indemnity by Caraustar and Seller. From and after the Effective Time, Caraustar and Seller shall indemnify, defend and hold harmless Purchaser and its successors and assigns, from and against any and all Liabilities for or resulting from: (i) any and all Retained Obligations, (ii) any breach of a representation or warranty made by Caraustar or Seller in this Agreement or in any Ancillary Instrument, and (iii) any breach of a covenant or agreement made by Caraustar or Seller in this Agreement or in any Ancillary Instrument (together “Purchaser’s Indemnified Losses”).

6.4 Operation of Indemnity. For clarification, the Parties understand and agree that the indemnity provisions set forth in Sections 6.2 and 6.3 above shall not operate to release any Party from its representations and warranties set forth in this Agreement or in any Ancillary Instrument.

6.5 Procedure for Indemnification – Third Party.

(a) If any Person entitled to indemnification pursuant to this Article 6 (an “Indemnified Person”) receives notice of any third party claim by a Person not affiliated with a party to this Agreement or the commencement of any suit, action, proceeding or investigation by such a Person with respect to which any other Person (or Persons) is obligated to provide indemnification (an “Indemnifying Person”) pursuant to this Article 6, the Indemnified Person shall promptly give the Indemnifying Person written notice thereof (an “Indemnification Notice”), but the failure to give an Indemnification Notice to the Indemnifying Person shall not relieve the Indemnifying Person of any liability that it may have to an Indemnified Person, except to the extent that the Indemnifying Person shall have been actually prejudiced in its ability to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought by reason of such failure.

(b) Upon receipt of an Indemnification Notice, the Indemnifying Person shall be entitled at its option and at its cost and expense to assume the defense of such suit, action,

claim, proceeding or investigation with respect to which it is called upon to indemnify an Indemnified Person pursuant to this Article 6; provided, however, that, notice of the Indemnifying Person’s intention to assume such defense shall be given by the Indemnifying Person to the Indemnified Person within fifteen (15) days after the Indemnified Person gives the Indemnifying Person an Indemnification Notice. In the event that the Indemnifying Person elects to assume the defense of such suit, action, claim, proceeding or investigation, as the case may be, the Indemnifying Person shall promptly retain counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to employ its own counsel in any such suit, action, claim, proceeding or investigation, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless: (i) the employment of such counsel shall have been authorized by the Indemnifying Person; (ii) the Indemnifying Person shall not have promptly retained counsel reasonably satisfactory to the Indemnified Person to take charge of the defense of such suit, action, claim, proceeding or investigation; or (iii) the Indemnified Person shall have reasonably concluded that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Person if the Indemnifying Person is also a defendant in such claim, suit, action, proceeding or investigation, in which event, such fees and expenses (including, without limitation, any fees paid to witnesses) shall be borne by the Indemnifying Person. In the event of (i), (ii) or (iii) above, the Indemnifying Person shall not have the right to direct the defense of any suit, action, claim, proceeding or investigation on behalf of the Indemnified Person, but may participate therein. Notwithstanding the foregoing, if any Indemnified Person reasonably determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its subsidiaries or Affiliates other than as a result of monetary damages for which it would be entitled to indemnification from the Indemnifying Party under this Agreement, such Indemnified Person may, by written notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such action, but the Indemnifying Person shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld or unreasonably delayed).

(c) If the Indemnifying Person fails to give written notice to the Indemnified Person of its election to assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify an Indemnified Person pursuant to this Article 6 within fifteen (15) days after the Indemnified Person gives the Indemnification Notice to the Indemnifying Person, the Indemnifying Person shall be bound by any determination made in such suit, action, claim, proceeding or investigation or compromise or settlement thereof effected by the Indemnified Person.

(d) For clarification, the Parties understand and agree that the failure of an Indemnifying Person to assume the defense of a suit, action, claim proceeding or investigation on behalf of the Indemnified Person (properly noticed under 6.4(c) above) shall under no circumstances operate to release the Indemnifying Person from the obligation to pay all Liabilities of the Indemnified Party related to such suit, action, claim proceeding or investigation as provided under Section 6.2 or Section 6.3 as applicable.

6.6 Procedure for Indemnification – Direct Claims. If an Indemnified Person shall claim indemnification hereunder for any claim other than third-party claims described in Section 6.5 (a “Direct Claim”) the Indemnified Person shall notify the Indemnifying Person in writing of the basis for such claim and such notice shall set forth the nature and amount of alleged damages resulting from such claim in reasonable detail. The Indemnifying Person shall give written notice of any disagreement with such claim within thirty (30) days following receipt of the Indemnified Person’s notice of the claim, and such notice shall specify the nature and extent of such disagreement in reasonable detail. If the Indemnifying Person and the Indemnified Person are unable to resolve any disagreement within thirty (30) days following receipt by the Indemnified Person of the notice referred to in the preceding sentence, then the parties hereto agree, subject to this Section 6.6, to arbitrate any such claim as set forth in Section 7.6.

6.7 Covered Persons. The obligations of Caraustar and Seller under this Article 6 shall extend, upon the same terms and conditions, to each Person, if any, who controls Purchaser, the Joint Venture or any of their Affiliates and each of their respective successors or assigns, within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, and to officers, directors, shareholders, members, partners, employees, consultants and agents of Purchaser, the Joint Venture or any of their Affiliates, and each of their respective successors or assigns, and their controlling persons. The obligations of Purchaser under this Article 6 shall extend, upon the same terms and conditions, to each Person, if any, who controls Caraustar, Seller, any of their Affiliates and each of their respective successors or assigns, within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, and to officers, directors, shareholders, members, partners, employees, consultants and agents of Caraustar, Seller, any of their Affiliates and each of their respective successors or assigns, and their controlling persons.

6.8 Time Limitations. Notwithstanding anything in this Agreement to the contrary:

(a) If the Closing occurs, Seller and Caraustar will have liability for indemnification under Section 6.3 with respect to any breach of any of the representations or warranties listed below for the period of the applicable statute of limitations:

(i)	Section 3.1 (Title);

(ii)	Section 3.2 (Organization and Status);

(iii)	Section 3.3 (Authority);

(iv)	Section 3.4 (No Consents or Approvals; Absence of Conflicts);

(v)	Section 3.7 (Brokers or Finders Fees, Etc.).

(Items (i) through (v) above are hereinafter collectively referred to as the “Class I Representations and Warranties.”)

(b) If the Closing occurs, Seller and Caraustar will have liability for indemnification with respect to any breach of a representation or warranty not listed under Section 6.8(a) above (the “Class II Representations and Warranties”) only if

Purchaser notifies Seller and Caraustar of the claim on or before twenty-four (24) months from the Effective Time.

6.9 Recoverable Amounts and Deductibles. The rights to indemnification under Section 6.3 above are subject to the following limitations:

(a) Recoverable Amounts.

(i) The aggregate maximum amount of damages that Purchaser shall be entitled to recover for breaches of the Class I Representations and Warranties shall be the full amount of the Purchase Price.

(ii) The aggregate maximum amount of damages that Purchaser shall be entitled to recover for breaches of the Class II Representations and Warranties shall be Twenty Million and No/100 Dollars ($20,000,000).

(b) Deductible.

(i) For breaches of Class I Representations and Warranties, Seller and Caraustar shall have liability with respect to claims for indemnification under Section 6.3 without respect to any deductible.

(ii) For breaches of Class II Representations and Warranties, Sellers shall have no liability (for indemnification or otherwise) with respect to claims for indemnification under Section 6.3 until the total of all damages with respect to those breaches exceeds Five Hundred Thousand and No/100 Dollars ($500,000) (“Class II Deductible”). After damages for such claims exceed the Class II Deductible, then Purchaser may recover all such damages in excess of Two Hundred and Fifty Thousand and No/100 ($250,000), subject to the further limitations of this Article 6.

(c) Tax Benefits. All indemnification payments under this Article 6 shall be paid by the Indemnifying Person net of any tax benefits realized and insurance coverage received that may be available to the Indemnified Person.

(d) Mitigation. An Indemnified Person shall act in good faith and in a commercially reasonable manner to mitigate any losses or damages it may suffer under this Agreement.

(e) Consequential Damages. Neither party shall be liable to the other for lost profits, lost revenues, lost opportunity costs, costs of financing, or consequential, punitive, special, or incidental damages in connection with any Direct Claim.

(f) Actual Knowledge of Purchaser. Purchaser shall not be indemnified from and against any breach of any representation or warranty made in Sections 3.5, 3.6, 3.8, 3.11 and 3.18 by Seller and Caraustar to the extent the Purchaser had Actual Knowledge at or before the Closing of the facts that result in the breach of such representation or warranty. For clarification, (i) if Seller or Caraustar asserts as a defense to an indemnity claim that Purchaser had Actual Knowledge of facts that result in the breach of any representation or warranty made in Sections 3.5, 3.6, 3.8, 3.11 and 3.18, such assertion shall be in the nature of an affirmative defense and Seller and Caraustar shall have the burden of proof and (ii) conversely, Purchaser shall not be required to prove that it did not have Actual Knowledge as an element of any claim for indemnification from and against a breach of a representation or warranty of Seller or Caraustar hereunder.

(g) Indemnification Payments. All indemnification payments under this Article 6 shall be deemed adjustments to the Purchase Price. Notwithstanding anything to the contrary herein, Purchaser shall not be entitled to receive indemnifications payments in excess of the Purchase Price for Seller’s and Caraustar’s breach of representations and warranties.

6.10 Exclusive Remedy. If the Closing occurs, the remedies provided in this Article 6 constitute the sole and exclusive remedies for recoveries against another party for breaches of the representations, warranties, covenants and agreements in this Agreement and for the matters specifically listed in this Article 6 as being indemnified against; provided, however, that neither the foregoing nor anything else in this Agreement will limit the right of a party to enforce the performance of this Agreement by any remedy available to it in equity, including specific performance. Notwithstanding the foregoing limitation, nothing in this Section 6.10 shall be construed or interpreted to apply to any cost, damage, expense or loss with respect to, as a result of or involving (i) any breach of a representation, warranty, covenant or agreement in this Agreement, whether by act or omission, intended to mislead the party relying on it or (ii) fraud.

6.11 Joint and Several Liability. The liability of TIN and Acquisition as Purchaser and Temple-Inland as guarantor under the indemnification in Section 6.2 is joint and several. The liability of Caraustar and Seller under the indemnity in Section 6.3 is joint and several.

ARTICLE 7

Miscellaneous

7.1 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, Purchaser on the one hand, and Caraustar and Seller on the other hand, shall each pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’ and other advisors’ fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transaction contemplated hereby.

7.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally or sent by overnight courier service (with all fees prepaid) or facsimile transmission, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice as follows:

(i)	If to Purchaser:

Temple-Inland

Attn: Doyle R. Simons

1300 South Mopac Expressway, 3rd Floor

Austin, Texas 78746

Telephone: 512-434-3737

Facsimile: 512-434-3750

with a mandatory copy to:

Temple-Inland

Attn: General Counsel

1300 S. Mopac Expressway, 3rd Floor

Austin, Texas 78746

Telephone: 512-434-3703

Facsimile: 512-434-8051

(ii)	If to Caraustar or Seller:

Caraustar Industries, Inc.

Attn: Ronald J. Domanico

Austell-Powder Springs Road, Suite 300

Austell, GA 30106

Telephone: 770-745-3745

Facsimile: 770-732-3401

Caraustar Industries, Inc.

Caraustar Legal Department

Attn: Wilma E. Beaty, Esq.,

VP, General Counsel and Secretary

Post Office Box 115

Austell, Georgia 30168-0115

Telephone: 770-745-3745

Facsimile: 770-799-5990

with a mandatory copy to:

Morris, Manning & Martin, LLP

Attn: John F. Sandy Smith, Esq.

3343 Peachtree Road, N.E.

Suite 1600

Atlanta, Georgia 30326

Telephone: 404-233-7000

Facsimile: 404-365-9532

Any such notice, request, demand or other communication shall be deemed to be given if delivered in person, on the date delivered, if made by facsimile transmission, on the date transmitted (as evidenced by electronic confirmation), or, if sent by overnight courier service, on the date delivered as evidenced by the date of the bill of lading. Any party sending a notice, request, demand or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this Section 7.2. Any notice, request, demand or other communication shall be given to such other representative or at such other address as a party to this Agreement may furnish to the other parties in writing pursuant to this Section 7.2.

7.3 Entire Agreement. This Agreement and any exhibits and schedules hereto contain the entire agreement between the parties with respect to the purchase of the PBL Membership Interest and related transactions and supersede all prior contracts and other agreements, written or oral, with respect thereto.

7.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty, or any failure to perform or comply with any covenant or agreement, contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy, breach or failure.

7.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the internal laws of the State of Delaware without regard to its conflicts of law principles.

7.6 Dispute Resolution.

(a) Disputes. Except as otherwise provided in this Agreement, any dispute, controversy or claim, counterclaim, or cross claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory between Seller and/or Caraustar, on one hand, and Purchaser on the other hand (a “Dispute”), that arises out of or relates to this Agreement or any obligations or related services to be provided hereunder or any Ancillary Instrument, shall be resolved in accordance with the procedures described in this Section 7.6. Without limiting the generality of the foregoing, the matters subject to arbitration shall include the following: (i) any claim of breach of this Agreement, (ii) any question regarding the existence, validity or termination of this Agreement, (iii) any claim that this Agreement or any portion of this Agreement is invalid, illegal or otherwise voidable, (iv) any dispute or claim as to whether a matter is arbitrable under this provision, (v) any and all claims and rights arising under local, state or federal laws, statutes, ordinances or regulations, (vi) any dispute concerning the power and authority to decide if a class action is authorized, (vi) any dispute or claim in a class action; and (vii) any dispute or claim resulting or growing out of activities performed or obligations imposed under this Agreement, regardless of whether the dispute or claim sounds in contract, indemnity, tort, strict liability or a statutory cause of action.

(b) Internal Dispute Resolution. In the case of a Dispute, the parties hereby establish an internal hierarchy to facilitate resolution of any Dispute as set forth below:

(i) Upon written request of Caraustar, Seller or Purchaser, each of Caraustar, Seller and Purchaser shall appoint a designated representative whose task it shall be to meet for the purpose of endeavoring to resolve such Dispute. Prior to any initial meeting, the designated representative shall provide to each party written notice of any Dispute, which notice shall include a detailed description of the claim or dispute sufficient to allow a full analysis and complete response. Each party shall exercise good faith in providing its response to any claim or dispute, in advance of the first meeting between or among designated representatives. The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any further proceeding.

(ii) Each of Caraustar, Seller and Purchaser shall negotiate in good faith in an attempt to resolve the Dispute for a period of not greater than 60 days after notice of the Dispute is received by the parties.

(iii) If the parties are unable to resolve any Dispute as contemplated by this Section 7.6(b), the Dispute shall be submitted to mandatory and binding arbitration at the election of Caraustar, Seller, or Purchaser for itself and its Affiliates, which election may be made at any time a party determines in good faith that a negotiated settlement is unlikely or that a legal right or remedy may be impaired by delay in invoking arbitration.

(c) Mandatory Arbitration.

(i) The arbitration proceeding shall be conducted by three arbitrators under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time demand for arbitration is made, and under the Federal Arbitration Act in effect at the time demand for arbitration is made. The parties may agree to use one arbitrator under Section 7.6(c), when applicable. Judgment on the award of the arbitrators may be entered by any court of competent jurisdiction.

(ii) The arbitration shall take place in the City of New Orleans, Orleans Parish, Louisiana and the proceeding shall be conducted in the English language.

(iii) The governing law for the arbitration shall be the law of the State of Delaware.

(iv) An award of the arbitrators shall be exclusive, final and binding on all parties, their successors and assigns and subject to judicial review only under the limited circumstances described in the Federal Arbitration Act.

(v) The litigation of any issues relating to vacating, modifying, or correcting the award or claims about the arbitrator or the arbitration shall be brought in the courts in Atlanta, Georgia for claims brought by Purchaser and in Austin, Texas for claims brought by Seller or Caraustar.

(vi) Notwithstanding any other provision of this Agreement, if the claim submitted to arbitration is for actual damages of $1,000,000 or less, then a single arbitrator shall decide the matter and all other provisions hereof shall be construed in a manner consistent with the use of one arbitrator.

(vii) No punitive damages may be awarded by the arbitrator(s). Any other remedy allowed by applicable law shall be available, including temporary relief while matter is pending in arbitration.

(viii) Failure to demand arbitration within four years of the date that a party actually knows of the facts upon which a claim is based shall be a waiver of the claim and of the right to submit the claim to arbitration. Whether a claim and the right to arbitrate the claim have been waived may be determined by arbitration. The foregoing supplements and does not extend any applicable statute of limitations or applicable contractual limitation on survival of a covenant, representation or warranty in this Agreement or an Ancillary Instrument.

(ix) The arbitrators shall make an award within 90 days of the date the receipt of evidence by the arbitrators is closed.

(x) Any party may invoke arbitration by demanding arbitration in a notice to the other party and any required submission of the matter to the American Arbitration Association.

(xi) The arbitrators shall permit discovery and rule on matters of confidentiality as they determine is appropriate under the circumstances.

(xii) If a party desires to have a transcript of the arbitration proceeding, that party must give notice to the arbitrators and to the other party not less than ten days before the hearing (counting back from the date of the hearing commences). If both parties give notice, then the parties shall arrange for one reporter and split equally the cost of the reporter and one copy of the transcript for each party and one original and two copies for the arbitrators (unless there is only one arbitrator, in which case the cost of one original for the arbitrator).

Notwithstanding these arbitration provisions, the parties may seek extraordinary relief in a court of competent jurisdiction to enforce this Agreement or any provision thereof or to maintain the status quo pending dispute resolution or as otherwise permitted by the terms of this Agreement.

7.7 Binding Effect; Benefit. This Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.8 No Assignment. This Agreement is not assignable except by operation of law; provided, however, that Caraustar, Seller, or Purchaser may assign this Agreement to an Affiliate or any acquiring party in connection with an acquisition, merger, business combination or similar transaction (but any such assignment shall not release the assigning party from its obligations under this Agreement).

7.9 Counterparts. This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.10 Severability. If any provision of this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not in any way be impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PBL ACQUISITION INC.

By:	/s/ Doyle R. Simons
Name:	Doyle R. Simons
Title:	President

TIN INC.

By:	/s/ Doyle R. Simons
Name:	Doyle R. Simons
Title:	Chairman of the Board and Chief Executive Officer

TEMPLE-INLAND INC.

By:	/s/ Doyle R. Simons
Name:	Doyle R. Simons
Title:	Chairman of the Board and Chief Executive Officer

PBL INC.

By:	/s/ Ronald J. Domanico
Name:	Ronald J. Domanico
Title:	Vice President

[Signatures continue on following page]

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Michael J. Keough
Name:	Michael J. Keough
Title:	President and Chief Executive Officer

EXHIBIT “A”

INTENTIONALLY OMITTED

EXHIBIT “B”

CONTAINERBOARD AGREEMENT TERMINATION

(see attached)

EXHIBIT “C”

NON-CONTAINERBOARD AGREEMENT TERMINATION

(see attached)

EXHIBIT “D”

CARAUSTAR AND SELLER FORM OF RELEASE

(see attached)

EXHIBIT “E”

TEMPLE-INLAND, TIN AND JOINT VENTURE

FORM OF RELEASE

(see attached)

EXHIBIT “F”

MANAGEMENT AGREEMENT TERMINATION

(see attached)

EXHIBIT “G”

AMENDED PAPERBOARD SUPPLY AGREEMENT

(see attached)